MARKETING & REPRESENTATION AGREEMENT

This Marketing & Representation Agreement (the “Agreement”) is made and entered into as of this 24st day of August, 2009, by and between Who’s Your Daddy, Inc., a Nevada corporation (the “Company”) and Rand Scott M.D. (the “Consultant”), (individually, a “Party”; collectively, the “Parties”).

RECITALS

WHEREAS, Consultant has extensive experience in understanding the use and benefits of medicinal ingredients and herbal products and their associated marketing; and

WHEREAS, the Parties desire to combine their efforts in identifying and executing a marketing plan including but not limited to the promotion and sale of the Company’s product through the internet and retail stores.

WHEREAS, the Consultant has valuable contacts with and is aware of certain accredited investors (the “Accredited Investors”); and

WHEREAS, the Company desires Consultant to introduce Accredited Investors to the Company and Consultant is willing to introduce certain Accredited Investors to Company without financial compensation.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereto hereby agree as follows:

1.         CONSULTING SERVICES

Attached hereto as Exhibit A and incorporated herein by this reference is a description of the services to be provided by the Consultant hereunder (the “Consulting Services”).  Consultant hereby agrees to utilize his best efforts in performing the Consulting Services, however, Consultant makes no warranties, representations, or guarantees regarding any corporate strategies attempted by the Company or the eventual effectiveness of the Consulting Services.

2.         TERM OF AGREEMENT

This Agreement shall be in full force and effect commencing upon the date hereof.  This Agreement has a term of 24 months beginning on the date hereof.  Either Party hereto shall have the right to terminate this Agreement without notice in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other Party.

3.         TIME DEVOTED BY CONSULTANT

It is anticipated that the Consultant shall spend as much time as deemed necessary by the Consultant in order to perform the obligations of Consultant hereunder.  The Company understands that this amount of time may vary and that the Consultant may perform Consulting Services for other companies or in the operation of his existing medical practice.

4.         PLACE WHERE SERVICES WILL BE PERFORMED

The Consultant will perform most Consulting Services in accordance with this Agreement at Consultant’s offices.  In addition, the Consultant will perform Consulting Services on the telephone and at such other place(s) as necessary to perform these services in accordance with this Agreement.

5.         INDEPENDENT CONTRACTOR

Both Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of his duties under this Agreement.  Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other authorized representative of Consultant, is a partner, joint venturer, agent, officer or employee of Company.

6.         COMPENSATION TO CONSULTANT

The Consultant's compensation for the Consulting Services shall be as set forth in Exhibit B attached hereto and incorporated herein by this reference.  The Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to the Consultant’s performance of services and receipt of fees under this Agreement.  The Consultant will be reimbursed for any expenses occurred in the normal course of providing the described consulting services.  Because the Consultant is an independent contractor, the Company will not withhold or make payments for social security; provide consulting contract insurance or disability insurance contributions; or obtain worker’s compensation insurance on the Consultant’s behalf.  The Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to the Consultant under this Agreement.  The Consultant hereby agrees to indemnify and defend the Company against any and all such taxes or contributions, including penalties and interest.

7.         CONFIDENTIAL INFORMATION

The Consultant and the Company acknowledge that each will have access to proprietary information regarding the business operations of the other and agree to keep all such information secret and confidential and not to use or disclose any such information to any individual or organization without the non-disclosing Parties prior written consent.  It is hereby agreed that from time to time Consultant and the Company may designate certain disclosed information as confidential for purposes of this Agreement.

8.         INDEMNIFICATION

Each Party (the “Indemnifying Party”) agrees to indemnify, defend, and hold harmless the other Party (the “Indemnified Party”) from and against any and all claims, damages, and liabilities, including any and all expense and costs, legal or otherwise, caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees, incurred by the Indemnified Party in the investigation and defense of any claim, demand, or action arising out of the work performed under this Agreement; including breach of the Indemnifying Party of this Agreement.  The Indemnifying Party shall not be liable for any claims, damages, or liabilities caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or employees.

The Indemnified Party shall promptly notify the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party’s indemnification obligations would apply, and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall at all times also have the right to fully participate in the defense.  If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

The rights and obligations of the Parties under this Article shall be binding upon and inure to the benefit of any successors, assigns, and heirs of the Parties.

9.         COVENANTS OF CONSULTANT

Consultant covenants and agrees with the Company that, in performing Consulting Services under this Agreement, Consultant will:

(a)         Comply with all federal and state laws;

(b)         Not make any representations other than those authorized by the Company; and

(c)         Not publish, circulate or otherwise use any materials or documents other than materials provided by or otherwise approved by the Company.

10.         MISCELLANEOUS

(a)         This Agreement shall be constructed and interpreted in accordance with and governed by the laws of the State of California.

(b)         The Parties agree that the Courts of the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

(c)         If either Party to this Agreement brings an action on this Agreement, the prevailing Party shall be entitled to reasonable expenses therefore, including, but not limited to, attorneys’ fees and expenses and court costs.

(d)         This Agreement shall inure to the benefit of the Parties hereto, their administrators and successors in interest.  This Agreement shall not be assignable by either Party hereto without the prior written consent of the other.

(e)         This Agreement contains the entire understanding of the Parties and supersedes all prior agreements between them.

(f)         No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the Parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.

(g)         If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable.  This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

IN WITNESS WHEREOF, the Parties hereto have placed their signatures hereon on the day and year first above written.

COMPANY:	CONSULTANT:

WHO’S YOUR DADDY, INC.	Rand Scott M.D.
a Nevada corporation	an Individual

/s/ Michael R. Dunn	/s/ Rand Scott M.D.
By: Michael R. Dunn	By: Rand Scott M.D.
Its: Chief Executive Officer

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

The Consulting Services shall include, but not be limited to, the following marketing services and product development and support services, pursuant to the terms of this Agreement:

Marketing

•	Identify potential strategic relationships for marketing the Company’s products
•	Research potential competing products with similar ingredients
•	Regarding internet marketing, develop ways to differentiate the Company’s products from competitors offers
•
Research medical articles which can provide basis for the use of certain ingredients in the Company’s proprietary formula (note that Consultant will bear no liability for the use or interpretation of such articles on the Company’s website or in marketing materials)

•
Appear on a video explaining the benefits of Who’s Your Daddy Fit Energy with Resveratrol (or similarly named product) substantiated by independent medical articles supporting the benefits of the formulated ingredients.

Product Development

•	Collaborate on the development of new concepts for the Company’s products
•	Partner with the Company’s CEO on developing the formula for the Who’s Your Daddy Fit Energy with Resveratrol, or similarly named product
•	Work with the Company’s CEO in identifying potential new products which could be formulated as the Company develops Brand recognition
•	Assist in developing corporate incentive programs to stimulate business and relationship marketing
•	Assist in the creation of ongoing and consistent merchandising programs

EXHIBIT B

TERMS OF COMPENSATION

The Consultant’s compensation hereunder shall be as follows:

1.         ENGAGEMENT FEE ISSUANCE OF COMMON STOCK.  As compensation for the Consulting Services, and subject to the terms and conditions of this Agreement, Company will issue to Consultant a total of 5,000,000 shares of the Company’s common stock (the “Shares”), which shares shall be vested immediately.  It is expressly understood by both parties that none of the share issuance is tied to any compensation for introductions to Accredited Investors.

2.         ROYALTY COMPENSATION FOR FORMULA DEVELOPMENT.  Company will pay Consultant a royalty equal to two cents for every bottle of Who’s Your Daddy Fit Energy shot with Resveratrol (or similarly named product) sold over and above the sale of the first 400,000 bottles.  Consultant’s royalty will be paid out of each escrow break from the internet merchant account or when the Company receives payment from a retail source.  Consultant will continue to be paid the royalty payments during the time his image or testimonial is used in the Company’s internet marketing or in any form of the Company’s advertising.  If the Company ceases to use Consultant’s image or testimonial in any of its advertising and/or either party terminates this Agreement, then the royalty payments will terminate twelve (12) months after the image or testimonial is last used or from the date of the termination of this Agreement, whichever period of time is greater.

3.         WEBSITE WRITING AND DEVELOPMENT COST.  The Company and Consultant will negotiate in good faith a fee for any additional work deemed by both Parties to be outside the scope of this Agreement.

4.         EXPENSES.  Consultant shall be reimbursed for all out-of-pocket expenses upon submission of receipts or accounting to the Company, including, but not limited to, all travel expenses, research material and charges, computer charges, long-distance telephone charges, facsimile costs, copy charges, messenger services, mail expenses and such other Company related charges as may occur exclusively in relation to the Company’s business as substantiated by documentation.  Any expenditure above $500 will require oral or written pre-approval by the Company.